Exhibit 11


WSMP, INC. AND SUBSIDIARIES
                           ----------------------------------------------------

      Computation of Earnings (Loss) Per Common and Common Equivalent Share


                                              Three Months Ended               Six Months Ended
                                            ----------------------          ----------------------
                                           August 9,      August 11,       August 9,      August 11,
                                             1996           1995             1996           1995
                                          ----------     -----------      ----------     -----------

Earnings (loss) computations:
  Net earnings (loss)                    $    (1,269)   $  (363,888)      $   246,630    $  (356,229)
                                         ============   ============      ============   ============
Weighted average shares computation:
  Actual outstanding shares at
   beginning of period                     2,760,338      2,710,338         2,760,338      2,660,338
Add (deduct) weighted average
   shares applicable to:
  Common stock issued                                                                         38,876
  Common stock options
   outstanding                                                                213,185
                                         ------------   ------------      ------------   ------------
  Weighted average shares as
   adjusted                                2,760,338      2,710,338         2,973,523      2,699,214
                                         ============   ============      ============   ============
Earnings (loss) per common and
  common equivalent share                $      (.00)   $      (.13)      $       .08    $      (.13)
                                         ============   ============      ============   ============

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